Exhibit 10(t)



                         BERKSHIRE ENERGY RESOURCES



                          EXECUTIVE INCENTIVE PLAN


Revised December 2, 1998


                         BERKSHIRE ENERGY RESOURCES
                         --------------------------


                          EXECUTIVE INCENTIVE PLAN
                          ------------------------


PLAN OBJECTIVES
---------------

      The objectives of the plan are to:

      Promote achievement of both Corporate and operating Company goals for the benefit of customers and shareholders.

      The Plan is intended to provide for competitive, market-based total compensation for key employees comprised of base salary plus incentive salary that is at risk.

      By encouraging share ownership, the Company seeks to attract, retain and motivate highly qualified key employees, and to align the interests of key employees with the interests of shareholders and ratepayers.

ELIGIBILITY
-----------

      Eligibility will include Corporate officers at the Vice-President level and above, including incumbents of the following positions:

            President and Chief Executive Officer
            Vice President, Treasurer and Chief Financial Officer
            Vice President Utility Operations

      An employee joining the Company, or one who is promoted, during the plan year who would be bonus eligible based on position grade may have any earned incentive award prorated by the salary for that period.

      A minimum of six months service is required to earn any incentive award.

      The President and Chief Executive Officer of Berkshire Gas Company will be responsible for recommending changes in eligibility to the Board of Directors for review and approval.

PERFORMANCE MEASURES
--------------------

      Corporation performance will be measured in three categories:

            Shareholder interests
            Customer interests
            Board of Directors discretion

      Performance criteria will be weighted as follows:


                  Category              Weighting
                  --------              ---------

                  Shareholder               50%
                  Customer                  25
                  Board                     25
                                           ---
                                           100%

      With regard to the first category (shareholder interests), there will be three specific measures of performance:

            Berkshire Gas annual earnings compared to budget.

            Total shareholder return (three-year measurement period) [for year one of the plan it shall be a one-year measurement period, for year two it shall be a two-year measurement period, and for year three, and thereafter, a three-year measurement period].

            Market-to-book value of stock.

      Return on total shareholders' return and market-to-book value results for Berkshire Gas will be judged in relation to the peer group.
      (See Table C for the companies comprising the peer group)

            Berkshire's Board may modify the Company's plan or target level of achievement relative to the peer group.

      The earnings (net income) measure will be judged against the budget with 90 percent of target representing the threshold level of performance.

      The second performance category (customer issues), will be measured by the following:

                  The ratio of Gross Margin to budget. This measure will
                  -------------------------------------------------------
compare the combined total of natural gas margin and propane margin to
-----------------------------------------------------------------------
budget.
-------

            Other operating and maintenance expenses.

      The ratio of other operating and maintenance expenses for Berkshire Gas will be judged in relation to the peer group (three-year measurement period). [For year one of the plan it shall be a one-year measurement period, and for year two it shall be a two-year measurement period, for year three, and thereafter, a three-year measurement period]

      The third performance category (Board discretion) will represent a broad based qualitative evaluation of management's results over the annual plan year (on both a group and individual basis).

            In this way, important areas which may not be directly captured in financial and operating results can be factored into the determination of incentive results.

            The Board's Compensation Committee and the CEO will evaluate results in key areas for each participant.

      Table A summarizes the performance measures and the related weightings.


                         Berkshire Energy Resources
                          Executive Incentive Plan
                              Glossary of Terms

Earnings versus Budget
----------------------

This performance criterion measures the annual consolidated Earnings Per Share of Berkshire Energy Resources compared to the fiscal operating budget.

Earnings Per Share: The annual consolidated Earnings per Share for the annual period ended June 30 shall be calculated by dividing the earnings available for common stock by the average number of common shares outstanding. The number of common shares shall be adjusted to reflect normalized DRIP shares as compared to budget.

Weighted Performance Value: 20%

Total Shareholder Return
------------------------

This performance criterion measures the total shareholders return of Berkshire Energy Resources to the total shareholders return of the seven member Peer Group ("the Peer Group"). For year one (6/30/98) of the plan, a one year measurement period is used, for year two, a two-year measurement and year three, and thereafter, a three-year measurement period.

Shareholders return: The total value of $100 invested over a five-year period, assuming the reinvestment of dividends.

Measurement of return: The difference between the current year shareholder value and the base period (1,2,or 3 year) shareholder value is divided by the base period to arrive at a percentage increase or decrease. The percentages calculated for the Peer Group are averaged and compared to Berkshire Energy Resources.

Sources: The latest available fiscal year published data for each of the Peer Group will be used to obtain the total shareholders return data.

Weighted Performance Value: 15%

Market to Book Ratio
--------------------

This performance criterion measures the market to book ratio of Berkshire Energy Resources at June 30 to the market to book ratio of the Peer Group.

Market to Book Ratio: The market value of a company's common stock at June 30 divided by the total book value per share (total common equity/common shares outstanding).

Measurement of return: The difference between the current year market to book ratio and the prior year ratio is expressed as a percentage. This percentage is compared to Peer Group's average increase/(decrease) expressed as a percentage.

Sources: Market to book ratios for the Peer Group will be obtained from an outside investor service such as Edward Jones.

Weighted Performance Value: 15%

Gross Margin
------------

This performance criterion measures the combined ratio of natural gas gross margin (from gas sales and transportation) and propane gross margin growth compared to budget.

Measurement of Growth: The gross margin from total firm natural gas sold and transported and the gross margin from propane sales for the 12 months ended June 30 will be weather normalized and compared to the projected operating budget. The current year's total gross margin will be divided by the budgeted total gross margin to determine the measured ratio.

Sources: June 30 final audited financial statements and the internal weather normalization model.

Weighted Performance Value: 12.5%

Other Operating and Maintenance Expenses
----------------------------------------

This performance criterion measures the increase/(decrease) in consolidated operating and maintenance expenses ("O&M") for Berkshire Energy Resources as compared to the Peer Group. For year one (6/30/98) of the plan, a one year measurement period is used, for year two, a two-year measurement and year three, and thereafter, a three-year measurement period.

Measurement of Expense Comparisons: The total consolidated operating and maintenance expenses as reported on the latest published annual report will be divided by the number of customers to establish the O&M per customer for each company.

The O&M expense per customer for the current fiscal year will be compared to the prior fiscal years expense per customer. The difference will be expressed as a percentage of change. The percentage of change for Berkshire Energy Resources will be compared to the average of the Peer Group.

Sources: The most recent published annual reports of the companies will provide the data.

Weighted Performance Value: 12.5%

Board of Directors Discretion
-----------------------------
Weighted Performance Value: 25%



Revised 12/1/98


                                                                       Table A
                                                                       -------


             Berkshire Energy Resources Executive Incentive Plan
             ---------------------------------------------------

                  Summary of 1998-1999 Performance Measures
                  -----------------------------------------


                                 Weight    Threshold              Target                     Maximum
                                 ------    ---------              ------                     -------

Earnings vs. Budget              20%        90% of Budget         Budget*                 120% of Budget


                       Pres.     VP
-------------------------------------

*At 102% of Budget     26%       21%
       104%            27        22
       106%            28        23
       108%            29        24
       110%            30        25
       112%            31        26
       114%            32        27
       116%            33        28
       118%            34        29

Total Shareholder Return         15%         5% Improvement        10% Improvement         15% Improvement
                                              to  Peer group        to  Peer group          to Peer group

Market to Book Ratio             15%         5% Improvement        10% Improvement         15% Improvement
                                              to Peer group         to Peer group           to Peer group

Gross Margin                     12.5%     100% Budget            105% Budget             110% Budget
    Natural Gas and Propane

Other Operating and              12.5%     Peer Group             105% of                 110% of
Maintenance Expenses                                               Peer Group              Peer Group

Board Discretion                 25%            N/A                    N/A                     N/A

INCENTIVE POTENTIAL
-------------------

      The annual incentive potential will be stated as a percentage of each participant's current salary.

      Incentive potential will be as follows:


                                                  Incentive
                                              Percent of Salary
                                              -----------------
                                 Threshold    Target    Maximum
                                 ---------    ------    -------

            President and CEO       15%         25%       35%
            Vice President          10          20        30

INCENTIVE AWARD CALCULATION
---------------------------

      Calculation of the incentive is done by comparing actual results to planned or index results for each of the performance criteria.

            Each Participant will be provided with a summary of threshold, target and maximum standards and the potential incentive monies associated with achieving each level of results.

      The performance criteria generally operate independently of one another such that if a minimum (threshold) level of performance is achieved on a given factor, some incentive can be earned with the following exception:

            An incentive award will only be earned if earnings exceed dividend payout.

            If the threshold level is not met, no incentive may be earned, except for Board discretion.

            This provides a shareholder "cutout" mechanism to ensure Berkshire achieves a minimum level of profits.

            Table B illustrates a calculation of the incentive.

PLAN ADMINISTRATION
-------------------

      The plan will be administered by the Board of Directors.

      Earned awards will be payable as ordinary income and expensed in the plan year.

      The results of the plan each year will be reviewed by the outside independent accountants and reported to the Audit Committee of the Board.

      The payment of the award will be made as soon as practical following the conclusion of the Company's fiscal year.

      The Board of Directors strongly encourages stock ownership by key executives, therefore the payment will be made 50% cash and 50% in the form of Company stock. Stock shall be purchased by the Company sending monies, at the employee's direction, to the optional cash purchase portion of the Company's DRIP program. The participants are encouraged to hold this investment in Company stock.

TERMINATION OR AMENDMENT
------------------------

      The Board of Directors may at any time suspend, reinstate, or terminate the Plan or make such changes in or additions to the Plan as it deems advisable, except:

      that in the event of a Change in Control, the Company may neither terminate the Plan nor reduce benefits under the Plan with respect to those individuals who are Participants as of the date of the Change in Control for that plan year.

EMPLOYMENT
----------

      Nothing in the Plan shall confer upon any employee the right to continue in the employ of the Company, and it is understood and agreed that all key employees are employees at will, except as may be provided in specific employment agreements.

OTHER PLANS
-----------

      The adoption of the Plan shall not affect any other compensation plan in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company.



June, 1997
Amended August 26, 1998
Amended December 2, 1998

                                                                     TABLE C
                                                                     -------



BERKSHIRE ENERGY RESOURCES
UTILITY PEER GROUP
------------------



Valley Resources
Yankee Energy
Connecticut Energy Corp.
Connecticut Natural Gas (CTG)
EnergyNorth, Inc.
Delta Natural Gas
Fall River Gas Company